UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2006

INTERNET COMMERCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-24996	13-3645702
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)

6801 Governors Lake Parkway, Suite 100

Norcross, Georgia 30092

(Address of Principal Executive Offices)

(Zip Code)

(678) 533-8000

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On June 9, 2006, Internet Commerce Corporation (the “Company”) issued a press release announcing financial results for its fiscal third quarter ended April 30, 2006. A copy of this press release is attached as Exhibit 99.1 and incorporated herein by this reference.

Pursuant to General Instruction B.2 of Form 8-K, the information furnished in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

       (d)           Exhibits.

                       99.1         Press Release, dated June 9, 2006.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNET COMMERCE CORPORATION
By:	/s/ Glen E. Shipley
Glen E. Shipley
Chief Financial Officer

Dated:  June 9, 2006

3

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated June 9, 2006.

4

Exhibit 99.1

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

INTERNET COMMERCE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER FISCAL 2006

Norcross, Georgia — June 9, 2006 - Internet Commerce Corporation (ICC) (NasdaqSC: ICCA), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal third quarter ended April 30, 2006.

“Over the last year, we have achieved both revenue growth and increased profitability,” said Thomas J. Stallings, chief executive officer of ICC. “By doing so, we demonstrate our myopic focus on enhancing value to customers, partners and shareholders with our “Growth with Profitability” strategy. Our most recent acquisition reaffirms our commitment to leveraging our expertise in supplier enablement, building services leadership with an unmatched portfolio and maintaining a leadership position in the industry.”

Stallings continued, “ICC is investing in sales and marketing, deploying development to optimize underlying technologies, streamlining customer and technical support and continuing to look for synergistic acquisitions. All of these actions will capitalize on the potential we have to increase our market share and offer unique value with our products, services and support. We are positioning ICC for staying power in a competitive environment.”

Third Quarter Fiscal 2006 Results

Third quarter revenue from continuing operations in fiscal 2006 were $4.54 million, up 3% compared with the third quarter of fiscal 2005 revenues of $4.39 million. Net income was $550 thousand compared with net income of $296 thousand a year ago, an increase of 86%. Basic and diluted income per common share of $0.02 from continuing operations compared with basic and diluted income of $0.01 per common share in the same period of fiscal 2005.

In the ICC.NETTM segment, third quarter revenues from continuing operations were $2.96 million, up 8% from $2.74 million in the fiscal 2005 period.  This revenue represented 65% of consolidated revenue in the third quarter compared to 62% of consolidated revenue in the year ago period. Revenues from the Service Bureau segment were $1.58 million, a decrease of 4% compared to $1.65 million in the third quarter of fiscal 2005. This revenue represented 35% of consolidated revenue in the third quarter compared to 38% of consolidated revenue in the year ago period. Total expenses from continuing operations decreased 1% in third quarter fiscal 2006 from the prior-year period to $4.05 million from $4.11 million.

Nine Month Fiscal 2006 Results

For the nine months ended April 30, 2006, revenues from continuing operations totaled $14.57 million, up 25% compared with the first nine months of fiscal 2005 revenues of $11.63 million. Net income was $1.64 million compared to a net loss of $394 thousand for the same period in fiscal 2005. Basic and diluted income per common share from continuing operations was $0.07 compared with a loss of $0.04 per common share for both basic and diluted shares for the nine month fiscal 2005 period.

In the ICC.NETTM segment, nine month revenues from continuing operations were $9.11 million, up 10% from $8.31 million the same fiscal 2005 period. This revenue represented 63% of consolidated revenue in the first nine months of fiscal 2006 compared to 71% of consolidated revenue in the year ago period. Revenues from the Service Bureau segment were $5.45 million, an increase of 64% compared with $3.32 million in the first nine months of fiscal 2005. This revenue represented 37% of consolidated revenue compared to 29% of consolidated revenue in the year ago period. Total expenses increased 7% in first nine months of fiscal

2006 from the prior-year period to $12.95 million from $12.05 million principally as a result of the additional costs from the Kodiak Group Inc.’s operations.

The Company ended the first nine months of fiscal 2006 with over $8.3 million of cash on hand.

Business Outlook

Historically, the second and third quarters generate the lowest revenue in the fiscal year while the first and fourth quarters generate the highest. This fiscal year is expected to follow the historical track with a strong fourth quarter. Future revenue performance will include contribution from the acquisition of Enable Corp.

Based on the current business outlook, ICC anticipates fiscal year 2006 revenues to be approximately $19.75 million, an increase of 18% over fiscal year 2005, with a gross margin of approximately $12.7 million, an increase of 19% over the prior fiscal year period. Operating expenses for fiscal year 2006 are anticipated to increase slightly to approximately $10.98 million from $10.44 million in fiscal year 2005. The resulting net income for fiscal year 2006 is anticipated to be in the range of approximately $2.5 million to $2.65 million. Basic and diluted income per common share from continuing operations is anticipated to be approximately $0.10 to $0.08 compared with a loss of $0.01 per basic and diluted common share for the fiscal 2005 period.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release, including the Business Outlook section above, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006 under Item 1A “Risk Factors” and other filings with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (ICC), headquartered in Norcross, GA, is a leader in business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration.  With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of solutions for businesses, regardless of size and level of technical sophistication, to connect with their trading communities.  For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2006	2005	2006	2005

Service revenues	$4,535	$4,388	$14,565	$11,628

Expenses:

Cost of services	1,579	1,341	5,234	4,102

Product development and enhancement	192	204	502	683

Selling and marketing	567	596	1,560	2,148

General and administrative	1,715	1,964	5,650	5,113

	4,053	4,105	12,946	12,046

Operating income (loss)	482	283	1,619	(418)

Other income (expense):
Interest and investment income	75	14	135	28
Interest expense	(23)	(1)	(136)	(4)
Other income (expense)	27	—	54	—
	79	13	53	24
Income(loss) before provision for income taxes	561	296	1,672	(394)

Provision for income taxes, current	11	—	27	—

Net Income (loss)	550	296	1,645	(394)

Dividends on preferred stock	(97)	(97)	(299)	(299)

Net income (loss) attributable to common stockholders	$453	$199	$1,346	$(693)

Basic income (loss) per common share	$0.02	$0.01	$0.07	$(0.04)

Diluted income (loss) per common share	$0.02	$0.01	$0.07	$(0.04)

Anti-dilutive stock options and warrants outstanding	1,075,057	4,889,725	1,600,841	6,573,671

Weighted average number of common shares outstanding - basic	20,370,591	19,327,749	19,982,232	19,170,299
Weighted average number of common shares outstanding - diluted	22,943,061	20,786,729	21,900,688	19,170,299

INTERNET COMMERCE CORPORATION

Consolidated Balance Sheets

(in thousands)

	April 30,	July 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,390	$3,983
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $671 and $582, respectively	3,308	3,476
Prepaid expenses and other current assets	440	404
Total current assets	12,138	7,863

Restricted cash	417	417
Property and equipment, net	884	630
Goodwill	3,884	3,843
Other intangible assets, net	1,643	1,773
Other assets	45	32
Total assets	$19,011	$14,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360	$226
Accrued expenses	591	1,491
Accrued dividends — preferred stock	131	232
Deferred revenue	153	152
Capital lease obligation	—	4
Other current liabilities	385	894
Total current liabilities	1,620	2,999

Long-term lease liability from acquisition	1,028	1,217
Total liabilities	2,648	4,216

Stockholders’ Equity:
Preferred stock	*	*
Common stock	219	194
Additional paid-in capital	100,165	95,814
Accumulated deficit	(84,021)	(85,666)
Total stockholders’ equity	16,363	10,342

Total liabilities and stockholders’ equity	$19,011	$14,558

* less than 1,000